EXHIBIT (h)(1)(c)

EATON VANCE SPECIAL INVESTMENT TRUST

AMENDMENT TO THE AMENDED AND

RESTATED ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”)

THIS AMENDMENT TO THE AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT is entered into as of the 31st day of October, 2014, by and between Eaton Vance Special Investment Trust, a Massachusetts business trust (the “Trust”), on behalf of its series listed on Appendix A (each referred to herein as the “Fund”) and Eaton Vance Management, a Massachusetts business trust (the “Administrator”).

WHEREAS, the Trust has entered into an Agreement with the Administrator, on behalf of each Fund, effective June 11, 2012;

WHEREAS, the Trust and the Administrator each desire to amend Appendix A of the Agreement effective October 31, 2014; and

NOW THEREFORE, in consideration of the mutual covenants and agreement contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

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For so long as the Agreement shall remain in effect or unless further amended at a subsequent date, notwithstanding any provisions of the Agreement to the contrary, Appendix A is deleted and replaced as attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

EATON VANCE SPECIAL INVESTMENT TRUST

EATON VANCE MANAGEMENT

By /s/ Payson F. Swaffield

By /s/ Maureen A. Gemma

Payson F. Swaffield

Maureen A. Gemma

President

Vice President

EATON VANCE SPECIAL INVESTMENT TRUST

Appendix A

(Effective October 31, 2014)

Fund	Fee*
Eaton Vance Balanced Fund	0.04%
Eaton Vance Dividend Builder Fund	--
Eaton Vance Greater India Fund	0.15%
Eaton Vance Investment Grade Income Fund	--
Eaton Vance Growth Fund (formerly Eaton Vance Large-Cap Growth Fund)	--
Eaton Vance Large-Cap Value Fund	--
Eaton Vance Real Estate Fund	0.15%
Eaton Vance Hedged Stock Fund (formerly Eaton Vance Risk-Managed Equity Option Fund)	--
Eaton Vance Short Duration Real Return Fund (formerly Eaton Vance Short Term Real Return Fund)	0.15%
Eaton Vance Small-Cap Fund	0.15%
Eaton Vance Small-Cap Value Fund	0.15%
Eaton Vance Special Equities Fund	--

* Fee is a percentage of average daily net assets per annum, computed and paid monthly.

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